Exhibit 99.1
Enphase Energy Reports Financial Results for the Fourth Quarter of 2020
FREMONT, Calif., Feb. 9, 2021 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy management technology company and the world’s leading supplier of microinverter-based solar-plus-storage systems, announced today financial results for the fourth quarter of 2020, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported revenue of $264.8 million in the fourth quarter of 2020, along with 40.2% for non-GAAP gross margin. We shipped approximately 762 megawatts DC, or 2,292,132 microinverters.
The financial highlights for the fourth quarter of 2020 are listed below. The GAAP numbers include an approximate $16.5 million approved refund on tariffs that were previously paid on microinverters imported to the U.S. from China. The tariff refund is excluded from all non-GAAP numbers.
•Revenue of $264.8 million
•Cash flow from operations of $84.2 million; ending cash balance of $679.4 million
•GAAP gross margin of 46.0%; non-GAAP gross margin of 40.2%
•GAAP operating income of $79.1 million; non-GAAP operating income of $72.4 million
•GAAP net income of $73.0 million; non-GAAP net income of $71.3 million
•GAAP diluted earnings per share of $0.50; non-GAAP diluted earnings per share of $0.51
Our revenue and earnings for the fourth quarter of 2020 are provided below, compared with those of the prior quarter and the year ago quarter:
(In thousands, except per share data and percentages)

	GAAP			Non-GAAP
	Q4 2020	Q3 2020	Q4 2019*	Q4 2020	Q3 2020	Q4 2019*
Revenue	$264,839	$178,503	$210,032	$264,839	$178,503	$210,032
Gross margin	46.0%	53.2%	37.1%	40.2%	41.0%	37.3%
Operating expenses	$42,824	$43,222	$33,439	$34,193	$29,571	$26,140
Operating income	$79,114	$51,759	$44,442	$72,356	$43,675	$52,277
Net income	$72,991	$39,362	$116,666	$71,342	$41,760	$52,038
Basic EPS	$0.57	$0.31	$0.95	$0.56	$0.33	$0.42
Diluted EPS	$0.50	$0.28	$0.88	$0.51	$0.30	$0.39
* Revenue for the fourth quarter of 2019 of $210.0 million included approximately $36.4 million of safe harbor revenue.
Our revenue and earnings for the fiscal year 2020 are given below, compared with those of the prior year:
(In thousands, except per share data and percentages)

	GAAP		Non-GAAP
	FY 2020	FY 2019	FY 2020	FY 2019
Revenue	$774,425	$624,333	$774,425	$624,333
Gross margin	44.7%	35.4%	40.1%	35.7%
Operating expenses	$159,542	$118,516	$118,296	$95,943
Operating income	$186,439	$102,729	$192,504	$126,952
Net income	$133,995	$161,148	$188,526	$124,205
Basic EPS	$1.07	$1.38	$1.50	$1.06
Diluted EPS	$0.95	$1.23	$1.37	$0.95

We accelerated our progress on digital transformation. We recently completed the acquisition of Sofdesk Inc. in the first quarter of 2021. Sofdesk is a leading provider of design software for residential solar installers and roofing companies. We also recently signed a definitive agreement to acquire the Solar Design Services business of DIN Engineering Services LLP. The business provides proposal drawings and permit plan sets to installers with rapid turnaround and high precision. These acquisitions are expected to enhance the capabilities of our digital platform, enabling our installers to simplify the sales process and improve the buying experience for homeowners.
Our non-GAAP gross margin was 40.2% in the fourth quarter of 2020, compared to 41.0% in the third quarter due to higher shipping and logistics costs. We experienced constraints in the global semiconductor supply chain during the quarter and expedited products to meet customer demand. Non-GAAP operating expenses increased to $34.2 million in the fourth quarter of 2020, compared to $29.6 million in the prior quarter, primarily due to increased hiring and R&D. Non-GAAP operating income was $72.4 million, compared to $43.7 million in the prior quarter.
We exited the fourth quarter of 2020 with $679.4 million in cash and generated $84.2 million in cash flow from operations. Inventory was $41.8 million at the end of the fourth quarter of 2020, compared to $37.5 million at the end of the third quarter of 2020. The sequential increase in inventory was driven by the planned increase of raw materials for our Enphase Storage systems in anticipation of the production ramp in 2021.
Strong demand for our microinverter systems across all regions continued in the fourth quarter of 2020, while shipments of our newly ramped Enphase Storage systems increased approximately 35% compared to the third quarter. We achieved record microinverter system sell-through from distributors to installers in the fourth quarter of 2020, resulting in lower than usual channel inventory as we exited the quarter.
For the full year 2020, revenue was $774.4 million, compared to $624.3 million in 2019. We generated a record $198.9 million free cash flow in 2020, compared to $124.3 million in 2019. GAAP net income was $134.0 million, resulting in diluted earnings per share of $0.95. Non-GAAP net income was $188.5 million, resulting in diluted earnings per share of $1.37. We are pleased to report that 2020 was a record year for non-GAAP profitability and free cash flow generation.
BUSINESS HIGHLIGHTS
On Nov. 9, 2020, Enphase Energy announced that Cutler Bay Solar Solutions, Florida’s largest family-owned solar-plus-storage installation company, deployed more than 1.5 MWh of Enphase Storage systems. The installations include a combination of Enphase Encharge 10™ and Encharge 3™ storage systems, which offer usable and scalable battery storage capacities of approximately 10.1 kWh and 3.4 kWh, respectively.
On Nov. 12, 2020, Enphase Energy announced a strategic partnership with DMEGC Solar to develop high-efficiency Enphase Energized™ AC modules (ACM) for the European residential solar market. These ACMs are currently available in France and the Netherlands.
On Dec. 14, 2020, Enphase Energy announced the launch of its Enphase Installer Network (EIN) in Australia. The EIN recognizes a network of trusted installers that deliver exceptional homeowner experiences using Enphase products and enables them to grow their business with a range of innovative digital tools and exclusive benefits.
On Jan. 6, 2021, Enphase Energy announced the expansion of its long-term relationship with Sunnova International Inc. to include Enphase Storage systems. Sunnova will empower its network of solar dealers in the U.S. to provide a simple upgrade path for existing Enphase homeowners as well as homeowners who are new to solar and storage.
On Jan. 14, 2021, Enphase Energy announced that Solar Optimum, an EIN Platinum member, will start offering Enphase Storage systems with a team dedicated to growing Enphase storage adoption and promoting Enphase’s all-in-one solar plus storage products as the premier home energy management solution.
On Jan. 26, 2021, Enphase Energy announced the closing of its acquisition of Sofdesk Inc., headquartered in Montreal, Canada. Sofdesk’s Solargraf™ integrated software platform offers the industry’s leading digital tools and services designed to simplify and accelerate the end-to-end sales process across the residential solar industry. Sofdesk also offers Roofgraf™, a software product that enables roofing contractors to generate homeowner proposals using advanced machine learning technology.

On Feb. 3, 2021, Enphase Energy announced that Momentum Solar will now promote and install Enphase Storage systems in addition to Enphase Solar systems as its all-in-one home energy management solution to homeowners. Momentum Solar currently serves customers throughout the U.S. with operations in New Jersey, New York, Connecticut, Pennsylvania, Florida, Texas, California, and Nevada.
On Feb. 8, 2021, Enphase Energy announced that it has agreed to acquire the Solar Design Services business of DIN Engineering Services LLP. Based in Noida, India, the business is a leading provider of outsourced proposal drawings and permit plan sets for residential solar installers in North America. The acquisition is subject to customary closing conditions and regulatory approvals and is currently expected to close by March 31, 2021.
FIRST QUARTER 2021 FINANCIAL OUTLOOK
For the first quarter of 2021, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $280.0 million to $300.0 million; revenue guidance does not include any safe harbor shipments
•GAAP gross margin to be within a range of 37.0% to 40.0%, as there are no remaining tariff refunds pending approval; non-GAAP gross margin to be within a range of 38.0% to 41.0%, excluding stock-based compensation expenses
•GAAP operating expenses to be within a range of $64.0 million to $67.0 million, including $22.0 million estimated for stock-based compensation expenses and acquisition related costs and amortization
•Non-GAAP operating expenses to be within a range of $42.0 million to $45.0 million, excluding $22.0 million estimated for stock-based compensation expenses and acquisition related costs and amortization
All estimates for the first quarter of 2021 include Sofdesk, but do not include DIN’s Solar Design Services business.
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Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by the Company include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income and net income per share.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Company’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Company’s stock price at the time of an award over which management has limited to no control.
Tariff refunds. This item represents approved tariff refunds, and interest income earned on those refunds, by the U.S. Customs and Border Protection that qualify for the tariff exclusion on Chinese imported microinverter products that fit the dimensions and weight limits within a Section 301 Tariff exclusion under U.S. note 20(ss)(40) to subchapter III of chapter 99 of the Harmonized Tariff Schedule of the United States. Approved refunds relate to tariffs previously paid from September 24, 2018 to March 31, 2020 and are excluded from the non-GAAP measures as the refunds are non-recurring in nature for tariff costs incurred in the past and are not reflective of the Company’s ongoing financial performance.
Restructuring and asset impairment charges. The Company excludes restructuring charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for restructuring-related management consulting services, cash-based severance costs and modification of stock-based compensation related to workforce reduction actions, asset write-downs of property and equipment and lease loss reserves, and other contract termination costs resulting from restructuring initiatives.
Acquisition related expenses and amortization. This item represents expenses incurred related to the Company’s business acquisition, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of the Company's ongoing financial performance.
Non-recurring debt prepayment fees and non-cash interest. This item consists primarily of amortization of debt issuance costs, accretion of debt discount and non-recurring debt settlement costs, because these expenses do not represent a cash outflow for the Company except in the period the financing was secured or when the financing was settled, and such amortization expense or settlement of debt costs is not reflective of the Company’s ongoing financial performance.
Loss on settlement of convertible notes. This item is reflected in other income (expense), net and represents the difference between the carrying value and the fair value of the settled convertible notes, which is non-cash in nature and is not reflective of the Company’s ongoing financial performance
Change in fair value of derivatives. This item is reflected in other income (expense), net and represents changes in fair value of the conversion option in the convertible notes due 2025, as well as the convertible note hedge and warrant transactions, which is non-cash in nature and is not reflective of the Company’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to the Company’s GAAP tax provision or benefit to present the non-GAAP tax amount based on cash tax expense and reserves.
Free Cash Flow. This item represents net cash flows from operating activities plus deemed repayment of convertible notes attributable to debt discount reported in operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its fourth quarter 2020 results and first quarter 2021 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (877) 644-1284; participant passcode 2196494. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the Company’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (855) 859-2056; participant passcode 2196494, beginning approximately one hour after the call.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to future financial performance, expense levels, liquidity sources, the capabilities, advantages, and performance of our technology and products, including the ability to simplify and speed up solar installation sales processes, our business strategies and anticipated demand for our products, the capabilities and performance of our partners, and the impact to homeowners. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company, delivers smart, easy-to-use solutions that manage solar generation, storage and communication on one intelligent platform. The Company revolutionized the solar industry with its microinverter technology and produces a fully integrated solar-plus-storage solution. Enphase has shipped more than 32 million microinverters, and approximately 1.4 million Enphase-based systems have been deployed in more than 130 countries. For more information, visit www.enphase.com.
Enphase Energy, Enphase, the E logo, Encharge 3, Encharge 10, Enphase Energized, and other trademarks or service names are the trademarks of Enphase Energy, Inc. Solargraf and Roofgraf are the trademarks of Sofdesk Inc. Other names are for informational purposes and may be trademarks of their respective owners.
Contact:
Adam Hinckley
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com
+1-707-763-4784 x7354

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Years Ended December 31,
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net revenues	$264,839	$178,503	$210,032	$774,425	$624,333
Cost of revenues (1)	142,901	83,522	132,151	428,444	403,088
Gross profit	121,938	94,981	77,881	345,981	221,245
Operating expenses:
Research and development	15,801	15,052	11,168	55,921	40,381
Sales and marketing	14,139	14,645	10,690	52,927	36,728
General and administrative	12,884	13,525	10,450	50,694	38,808
Restructuring charges	—	—	1,131	—	2,599
Total operating expenses	42,824	43,222	33,439	159,542	118,516
Income from operations	79,114	51,759	44,442	186,439	102,729
Other expense, net
Interest income	673	110	815	2,156	2,513
Interest expense	(5,901)	(5,993)	(2,303)	(21,001)	(9,691)
Other expense, net	(2,534)	(1,031)	1,467	(3,836)	(5,437)
Change in fair value of derivatives (2)	—	—	—	(44,348)	—
Total other expense, net	(7,762)	(6,914)	(21)	(67,029)	(12,615)
Income before income taxes	71,352	44,845	44,421	119,410	90,114
Income tax benefit (provision)	1,639	(5,483)	72,245	14,585	71,034
Net income	$72,991	$39,362	$116,666	$133,995	$161,148
Net income per share:
Basic	$0.57	$0.31	$0.95	$1.07	$1.38
Diluted	$0.50	$0.28	$0.88	$0.95	$1.23
Shares used in per share calculation:
Basic	126,980	126,109	122,630	125,561	116,713
Diluted	145,990	141,820	132,872	141,918	131,644

(1)    We sought refunds totaling approximately $38.9 million plus $0.6 million accrued interest on tariffs previously paid from September 24, 2018 to March 31, 2020 for certain microinverters that qualify for the tariff exclusion on Chinese imported microinverter products that fit the dimensions and weight limits within a Section 301 Tariff exclusion under U.S. note 20(ss)(40) to subchapter III of chapter 99 of the Harmonized Tariff Schedule of the United States. The refund request was subject to review and approval by the U.S. Customs and Border Protection; therefore, we assessed the probable loss recovery in the three and twelve months ended December 31, 2020 was equal to the $16.5 million and $39.5 million, respectively, approved refund requests available to us prior to the date our financial statements are expected to be issued. As of the three and twelve months ended December 31, 2020, we have recorded $15.9 million and $38.9 million, respectively as a reduction to cost of revenues, and $0.6 million as interest income, in our consolidated statements of operations as the approved refunds relate to paid tariffs previously recorded to cost of revenues, therefore, we recorded the corresponding approved tariff refunds as credits to cost of revenues in the current period.

(2)    Change in fair value of derivatives of $44.3 million for the year ended December 31, 2020, represents changes in fair value of the conversion option in the Notes due 2025, as well as the convertible note hedge and warrant transactions. Initially, conversion of the Notes due 2025 would be settled solely in cash as a result of the Company not having the necessary number of authorized but unissued shares of its common stock available to settle the conversion option of the Notes due 2025 in shares; therefore, the conversion option, convertible note hedge and warrant transactions were classified as derivatives that required marked-to-market accounting. On May 20, 2020, at the Company’s annual meeting of stockholders, the stockholders approved an amendment to its certificate of incorporation to increase the number of authorized shares of the Company’s common stock. As a result, the Company will now be able to settle the Notes due 2025, convertible notes hedge and warrants through payment or delivery, as the case may be, of cash, shares of its common stock or a combination thereof, at the Company’s election. Accordingly, on May 20, 2020, the conversion option, convertible note hedge and warrant transactions were remeasured at fair value and were then reclassified to additional paid-in-capital in the condensed consolidated balance sheet in the second quarter of 2020 and are no longer remeasured as long as they continue to meet the conditions for equity classification.

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$679,379	$251,409
Restricted cash	—	44,700
Accounts receivable, net	182,165	145,413
Inventory	41,764	32,056
Prepaid expenses and other assets	29,756	26,079
Total current assets	933,064	499,657
Property and equipment, net	42,985	28,936
Operating lease, right of use asset, net	17,683	10,117
Intangible assets, net	28,808	30,579
Goodwill	24,783	24,783
Other assets	59,875	44,620
Deferred tax assets, net	92,904	74,531
Total assets	$1,200,102	$713,223
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72,609	$57,474
Accrued liabilities	76,542	47,092
Deferred revenues, current	47,665	81,783
Warranty obligations, current	11,260	10,078
Debt, current	325,967	2,884
Total current liabilities	534,043	199,311
Long-term liabilities:
Deferred revenues, noncurrent	125,473	100,204
Warranty obligations, noncurrent	34,653	27,020
Other liabilities	17,042	11,817
Debt, noncurrent	4,898	102,659
Total liabilities	716,109	441,011
Total stockholders’ equity	483,993	272,212
Total liabilities and stockholders’ equity	$1,200,102	$713,223

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net income	$72,991	$39,362	$116,666	$133,995	$161,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,475	4,765	2,568	17,225	14,119
Provision for doubtful accounts	171	69	(191)	425	217
Asset impairment	—	—	1,124	—	1,124
Loss on partial repurchase of convertibles notes due 2024	3,037	—	—	3,037	—
Deemed repayment of convertible notes due 2024 attributable to accreted debt discount	(3,132)	—	—	(3,132)	—
Non-cash interest expense	5,309	5,422	1,908	18,825	6,081
Financing fees on extinguishment of debt	—	—	—	—	2,152
Fees paid for repurchase and exchange of convertible notes due 2023	—	—	—	—	6,000
Stock-based compensation	8,289	14,399	6,176	42,503	20,176
Change in fair value of derivatives	—	—	—	44,348	—
Deferred income taxes	(2,610)	5,060	(73,375)	(17,117)	(73,375)
Changes in operating assets and liabilities:
Accounts receivable	(57,854)	(32,633)	(12,606)	(34,321)	(68,745)
Inventory	(4,229)	(6,349)	(1,825)	(9,708)	(15,789)
Prepaid expenses and other assets	(3,307)	(917)	(5,659)	(13,758)	(14,293)
Accounts payable, accrued and other liabilities	44,895	26,189	3,544	35,695	22,200
Warranty obligations	2,134	5,872	2,474	8,815	5,804
Deferred revenues	14,011	6,262	61,467	(10,498)	72,248
Net cash provided by operating activities	84,180	67,501	102,271	216,334	139,067
Cash flows from investing activities:
Purchases of property and equipment	(8,851)	(3,903)	(7,420)	(20,558)	(14,788)
Purchase of investment in private company	(5,010)	—	—	(5,010)	—
Net cash used in investing activities	(13,861)	(3,903)	(7,420)	(25,568)	(14,788)
Cash flows from financing activities:
Issuance of convertible notes, net of issuance costs	—	—	(68)	312,420	127,413
Purchase of convertible note hedges	—	—	—	(89,056)	(36,313)
Sale of warrants	—	—	—	71,552	29,818
Fees paid for repurchase and exchange of convertible notes due 2023	—	—	—	—	(6,000)
Principal payments and financing fees on debt	(306)	(636)	(198)	(2,575)	(45,855)
Partial repurchase of convertible notes due 2024	(40,728)	—	—	(40,728)	—
Proceeds from exercise of equity awards and employee stock purchase plan	3,687	(138)	2,060	8,395	4,985
Payment of withholding taxes related to net share settlement of equity awards	(16,288)	(8,390)	(3,760)	(68,330)	(8,198)

	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net cash provided by financing activities	(53,635)	(9,164)	(1,966)	191,678	65,850
Effect of exchange rate changes on cash and cash equivalents	903	104	178	826	(257)
Net increase in cash, cash equivalents and restricted cash	17,587	54,538	93,063	383,270	189,872
Cash, cash equivalents and restricted cash—Beginning of period	661,792	607,254	203,046	296,109	106,237
Cash. cash equivalents and restricted cash—End of period	$679,379	$661,792	$296,109	$679,379	$296,109
(1)    As of December 31, 2020, we have received $24.8 million of tariff refunds and accrued for $14.7 million tariff refunds that were approved, however, not yet received on or before December 31, 2020. In the three months and twelve months ended December 31, 2020, we have recorded $15.9 million and $38.9 million, respectively, as a reduction to cost of revenues, and $0.6 million as interest income, in our consolidated statements of operations as the approved refunds relate to paid tariffs previously recorded to cost of revenues, therefore, we recorded the corresponding approved tariff refunds as credits to cost of revenues in the current period. The tariff refund receivable of $14.7 million is recorded as a reduction of accounts payable to Flex Ltd. and affiliates (“Flex”), our manufacturing partner and the importer of record who will first receive the tariff refunds, on the condensed consolidated balance sheet as of December 31, 2020.

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Gross profit (GAAP)	$121,938	$94,981	$77,881	$345,981	$221,245
Stock-based compensation	522	1,294	536	3,759	1,650
Tariff refunds	(15,911)	(23,029)	—	(38,940)	—
Gross profit (Non-GAAP)	$106,549	$73,246	$78,417	$310,800	$222,895

Gross margin (GAAP)	46.0%	53.2%	37.1%	44.7%	35.4%
Stock-based compensation	0.2%	0.7%	0.2%	0.5%	0.3%
Tariff refunds	(6.0)%	(12.9)%	—%	(5.1)%	—%
Gross margin (Non-GAAP)	40.2%	41.0%	37.3%	40.1%	35.7%

Operating expenses (GAAP)	$42,824	$43,222	$33,439	$159,542	$118,516
Stock-based compensation (1)	(7,767)	(13,105)	(5,623)	(38,744)	(17,791)
Restructuring and asset impairment charges	—	—	(1,131)	—	(2,599)
Acquisition related expenses and amortization	(864)	(546)	(545)	(2,502)	(2,183)
Operating expenses (Non-GAAP)	$34,193	$29,571	$26,140	$118,296	$95,943

(1) Includes stock-based compensation as follows:
Research and development	$3,271	$4,248	$1,642	$12,701	$4,897
Sales and marketing	2,044	3,952	1,778	11,548	5,678
General and administrative	2,452	4,905	2,203	14,495	7,216
Total	$7,767	$13,105	$5,623	$38,744	$17,791

Income from operations (GAAP)	$79,114	$51,759	$44,442	$186,439	$102,729
Stock-based compensation	8,289	14,399	6,159	42,503	19,441
Tariff refunds	(15,911)	(23,029)	—	(38,940)	—
Restructuring and asset impairment charges	—	—	1,131	—	2,599
Acquisition related expenses and amortization	864	546	545	2,502	2,183
Income from operations (Non-GAAP)	$72,356	$43,675	$52,277	$192,504	$126,952

Net income (GAAP)	$72,991	$39,362	$116,666	$133,995	$161,148
Stock-based compensation	8,289	14,399	6,159	42,503	19,441
Tariff refunds	(16,538)	(23,029)	—	(39,567)	—
Restructuring and asset impairment charges	—	—	1,131	—	2,599
Acquisition related expenses and amortization	864	546	545	2,502	2,183
Non-recurring debt prepayment fees and non-cash interest	5,309	5,422	1,908	18,825	13,205
Loss on partial settlement of Notes due 2024	3,037	—	—	3,037	—
Change in fair value of derivatives	—	—	—	44,348	—
Non-GAAP income tax adjustment	(2,610)	5,060	(74,371)	(17,117)	(74,371)
Net income (Non-GAAP)	$71,342	$41,760	$52,038	$188,526	$124,205

	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net income (loss) per share, basic (GAAP)	$0.57	$0.31	$0.95	$1.07	$1.38
Stock-based compensation	0.07	0.12	0.05	0.34	0.17
Tariff refunds	(0.13)	(0.18)	—	(0.32)	—
Restructuring and asset impairment charges	—	—	0.01	—	0.02
Acquisition related expenses and amortization	0.01	—	—	0.02	0.02
Non-recurring debt prepayment fees and non-cash interest	0.04	0.04	0.02	0.15	0.11
Loss on partial settlement of Notes due 2024	0.02	—	—	0.03	—
Change in fair value of derivatives	—	—	—	0.35	—
Non-GAAP income tax adjustment	(0.02)	0.04	(0.61)	(0.14)	(0.64)
Net income per share, basic (Non-GAAP)	$0.56	$0.33	$0.42	$1.50	$1.06

Shares used in basic per share calculation GAAP and Non-GAAP	126,980	126,109	122,630	125,561	116,713

Net income per share, diluted (GAAP)	$0.50	$0.28	$0.88	$0.95	$1.23
Stock-based compensation	0.07	0.11	0.05	0.31	0.15
Tariff refunds	(0.12)	(0.17)	—	(0.28)	—
Restructuring and asset impairment charges	—	—	0.01	—	0.02
Acquisition related expenses and amortization	0.01	—	—	0.02	0.02
Non-recurring debt prepayment fees and non-cash interest	0.04	0.04	0.01	0.14	0.10
Loss on partial settlement of Notes due 2024	0.02	—	—	0.02	—
Change in fair value of derivatives	—	—	—	0.33	$—
Non-GAAP income tax adjustment	(0.01)	0.04	(0.56)	(0.12)	(0.57)
Net income (loss) per share, diluted (Non-GAAP)	$0.51	$0.30	$0.39	$1.37	$0.95

Shares used in diluted per share calculation GAAP	145,990	141,820	132,872	141,918	131,644
Shares used in per share calculation Non-GAAP	139,527	137,352	132,233	137,469	131,193

Net cash provided by operating activities (GAAP)	$84,180	$67,501	$102,271	$216,334	$139,067
Purchases of property and equipment	(8,851)	(3,903)	(7,420)	(20,558)	(14,788)
Deemed repayment of convertible notes due 2024 attributable to accreted debt discount	3,132	—	—	3,132	—
Free cash flow (Non-GAAP)	$78,461	$63,598	$94,851	$198,908	$124,279

(2)    Calculation of non-GAAP diluted net income per share for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019 excludes convertible notes due 2023 interest expense, net of tax of less than $0.1 million in each period from non-GAAP net income. Calculation of non-GAAP diluted net income per share for the year ended December 31, 2020 and December 31, 2019 excludes convertible notes due 2023 interest expense, net of tax of $0.1 million and $0.9 million, respectively, from non-GAAP net income.

(3)    Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where the Company has GAAP net income. The Company excluded the in-the-money portion of convertible notes due 2024 totaling 5,063 thousand shares, 4,468 thousand shares and 639 thousand shares in the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively, and 4,449 thousands and 451 thousand shares for the twelve months ended December 31, 2020 and December 31, 2019, respectively from non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the notes due 2024. The Company excluded the in-the-money portion of convertible notes due 2025 totaling 1,401 thousand shares in the three months ended December 31, 2020 from non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the notes due 2025.